Exhibit 99.1

ETHAN ALLEN PROVIDES FISCAL SECOND QUARTER UPDATE, ANNOUNCES EARNINGS RELEASE DATE

DANBURY, CT (January 11, 2017) - Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE:ETH) commented today on its financial results for the fiscal 2017 second quarter, which ended on December 31, 2016.

The company's Chairman and CEO Farooq Kathwari stated, "Despite a challenging retail environment during our second quarter ending December 31, 2016 we had a reduction of 3.6 percent in our written retail orders compared to a record written increase of 15.3 percent in the previous year quarter. Due to a delivered sales decline of 6.2 percent, our adjusted operating income is projected to be approximately 8.8 percent of sales compared to 12.2 percent of sales in the previous year quarter. Our adjusted earnings per share is projected to be $0.38- $0.39 compared to $0.55 in the previous year second quarter."

 Mr. Kathwari continued "We are positioned well to benefit from many initiatives including freshening of our offerings, launch of the Ethan Allen/Disney collaboration, improvements to our manufacturing and logistics resulting in faster deliveries, relocations and renovations of our design centers, and investments in technology. We are seeing increases in sales from on-line interactions and we expect to see continued increases due to the combination of technology and personal services of our interior designers. Our plans are to start substantially increasing our marketing in both digital and traditional mediums starting from our current third quarter with continued increases as we move forward."

 Based on preliminary financial information, the Company expects to report consolidated net sales of $194.7 million, gross margin of approximately 55.5 percent, an increase of approximately $0.3 million in adjusted operating expenses and an adjusted EPS in the range of $0.38- $0.39 compared to $0.55 in the same period last year. Expenses associated with the Ethan Allen | Disney launch and incremental new Design Center start-up losses resulted in a $0.03 EPS impact.

The Company also announced today that it will release its fiscal 2017 first quarter financial results after the market closes on Wednesday, January 25, 2017 and will host a conference call to discuss the company's business and financial highlights the same afternoon, at 5:00 PM ET. A live webcast may be accessed from the "Events & Presentations" page at http://ethanallen.com/investors. To access the conference call, dial 844-822-0103 (or 614-999-9166 for international callers), and provide conference ID 41001866. For those unable to listen to the live broadcast, a webcast replay will be archived on the company's website for at least 60 days.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Ethan Allen Interiors Inc. Investor / Media Contact:

Corey Whitely

Executive Vice President, Administration

Chief Financial Officer and Treasurer

corey.whitely@ethanallen.com

Forward-Looking Information

This press release and any related webcasts, conference calls and other related discussions should also be read in conjunction with the Company's Annual Report on Form 10-K for the year ended June 30, 2016 (the "2016 Form 10-K") and other reports filed with the Securities and Exchange Commission.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which represent our management's beliefs and assumptions concerning future events based on information currently available to us relating to our future results. Such forward-looking statements are identified in this press release and in documents incorporated herein by reference by use of forward-looking words such as "anticipate", "believe", "plan", "estimate", "expect", "intend", "will", "may", "continue", "project", "target", "outlook", "forecast", "guidance", and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events, and are not guarantees of future performance. A number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements, including, but not limited to: changes in global or regional political or economic conditions, including changes in governmental and central bank policies; our ability to secure debt or other forms of financing; the effect of operating losses on our ability to pay cash dividends; changes in business conditions in the furniture industry, including changes in consumer spending patterns, tastes and demand for home furnishings; competition from overseas manufacturers and domestic retailers and competitive factors such as changes in products or marketing efforts of others; effects of our brand awareness and marketing programs, including changes in demand for our existing and new products; our ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; fluctuations in interest rates and the cost, availability and quality of raw materials; pricing pressures; the effects of labor strikes; weather conditions that may affect sales; volatility in fuel, utility, transportation and security costs; the potential effects of natural disasters affecting our suppliers or trading partners; the effects of terrorist attacks or conflicts or wars involving the United States or its allies or trading partners; and those matters discussed in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended June 30, 2016, and elsewhere in this press release and our SEC filings. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this press release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.